                                                                   EXHIBIT 10.68


                              AMENDED AND RESTATED
                     REVOLVING LOAN AND SECURITY AGREEMENT
                     -------------------------------------


AMENDED AND RESTATED REVOLVING LOAN AND SECURITY AGREEMENT ("Agreement") by and
                                                             ---------
between STERLING SOFTWARE, INC. ("Sterling"), assignee of IBM Credit Corporation
                                  --------
("IBM Credit") and the undersigned borrower ("KnowledgeWare"), given in
  ----------                                  -------------
amendment and restatement of the Revolving Loan and Security Agreement (the

"Original Agreement") dated June 23, 1994, by and between KnowledgeWare and IBM
- -------------------
Credit.


1.   DEFINITIONS

     1.1  Special Definitions. The following terms shall have the following
         --------------------
respective meanings in this Agreement:

     "Advance": any loan or advance made by Sterling to or for the account of
      -------
     KnowledgeWare pursuant to this Agreement.

     "Accounts":  as defined in the UCC, and to the extent not included therein,
      --------
     any right to payment for the sale or licensing to any Person directly or through distributors, dealers, agents or other sales representatives of individual copies of computer software programs or other products owned or licensed by KnowledgeWare.

     "Advance Date": for a specific Advance, the Business Day on which Sterling
      ------------
     makes an Advance under this Agreement.

     "Available Credit": at any time, (1) the Maximum Advance Amount less (2)
      ----------------
     the Outstanding Advances at such time.

     "Borrowing Base": an amount equal to the percentage, set forth in
      --------------
     Attachment A, of the invoice amount of Eligible Accounts plus the percentages, if any, set forth in Attachment A of the value, as determined by Sterling in its sole reasonable discretion of such other assets of KnowledgeWare described opposite such percentages.

     Sterling may, from time to time and in its sole reasonable discretion, establish, review or revise the criteria for including or excluding certain assets in or from the Borrowing Base and for the valuation thereof. No such revision shall cause the exclusion from the Borrowing Base of any Account within the Borrowing Base as of the effective date of such revision but shall operate with respect to Accounts arising after the effective date of such revision. Any such revision to the Borrowing Base shall be effective on the day after KnowledgeWare receives written notice of such revision.

     "Business Day": any day other than a Saturday, Sunday, other day on which
      ------------
     commercial banks in New York City, New York are authorized or required by law to close or other date on which Sterling is closed.

     "Closing Date": the date upon which all conditions precedent to the
      ------------
     effectiveness of this Agreement are performed to the satisfaction of Sterling or waived in writing by Sterling.

     "Collateral":  as defined in Section 4.1.
      ----------

     "Default": either (1) an Event of Default, or (2) any event or condition
      -------
     which, but for the requirement that notice be given or time lapse or both, would be an Event of Default.

     "Delinquency Fee Rate": as defined in Attachment A.
      --------------------

     "Disclosure Schedule": the Disclosure Schedule attached to this Agreement
      -------------------
     as Schedule B.

     "Eligible Accounts": as defined in Section 3.3.
      -----------------

     "Environmental Laws": all statutes, laws, judicial decisions, regulations,
      ------------------
     ordinances, and other governmental restrictions relating to pollution the protection of the environment, occupational health and safety, or to emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into the environment.

     "Environmental Liability": any claim, demand, obligation, cause of action,
      -----------------------
     allegation, order, violation, injury, judgment, penalty or fine, cost or expense, resulting from the violation or alleged violation of any Environmental Laws or the imposition of any Lien pursuant to any Environmental Laws.

     "ERISA":  the Employee Retirement Income Security Act of 1974, as amended,
      -----
     or any successor statutes.

     "Event of Default": as defined in Section 7.1.
      ----------------

     "Extended Payment Term Account": an Account which allows for payment to be
      -----------------------------
     made later than forty-five (45) days from the date of invoice provided it is to be paid by its terms on or before 365 days from the date of the invoice giving rise to such Account.

     "First Advance": the first Advance made under this Agreement by Sterling on
      -------------
     or about the Closing Date.

     "Guarantor":  the guarantors as set forth in Attachment B.
      ---------

     "Hazardous Substances": all substances, wastes or materials to the extent
      --------------------
     subject to regulation as "hazardous substances" or "hazardous waste" under any Environmental Laws.

     "Line of Credit": as defined in Section 2.1.
      --------------

     "Line of Credit Note": the revolving note of KnowledgeWare, of even date
      -------------------
     herewith, payable to the order of Sterling in the maximum principal amount of $16,000,000, evidencing the obligations of KnowledgeWare to Sterling arising pursuant to Section 2.1 of this Agreement.

     "Material Adverse Effect": a material adverse effect on (1) the business,
      -----------------------
     operations, results of operations, assets, or financial condition of KnowledgeWare, (2) the aggregate value of the Collateral or the aggregate amount which Sterling would be likely to receive (after giving consideration to reasonably likely delays in payment and reasonable costs of enforcement) in the liquidation of such Collateral to recover KnowledgeWare's obligations in full, (3) KnowledgeWare's ability to perform its Obligations, or (4) the rights and remedies of Sterling under this Agreement.

     "Maximum Advance Amount": at any time the lesser of (1) the amount of the
      ----------------------
     Line of Credit at such time and (2) the Borrowing Base at such time.

     "Obligations":  all covenants, agreements, warranties, duties,
      -----------
     representations, loans, advances, liabilities and indebtedness of any kind and nature whatsoever now or hereafter arising, owing, due or payable from KnowledgeWare to Sterling or whether primary or secondary, joint or several, direct, contingent, fixed or otherwise, secured, unsecured or arising under this Agreement, the Line of Credit Note, the Term Note, the Other Agreements or any agreements previously, now or hereafter executed by KnowledgeWare and delivered to Sterling, or by oral agreement or operation of law and whether or not evidenced by instruments of indebtedness. Obligations shall include, without limitation, any third party claims against KnowledgeWare satisfied or acquired by Sterling.

     "Other Agreements": the Line of Credit Note, the Term Note, all security
      ----------------
     agreements, mortgages, leases, instruments, documents, guarantees, schedules of assignment, contracts and other agreements previously, now or hereafter executed by KnowledgeWare in connection with this Agreement and delivered to Sterling or delivered by or on behalf of KnowledgeWare to a third party and assigned to Sterling by operation of law or otherwise.

     "Outstanding Advances": at the time of determination, the unpaid principal
      --------------------
     amount of all Advances made by Sterling, but excluding the sums owed pursuant to the Term Note.

     "Periodic Rate": the Revolver Financing Charge or Delinquency Fee Rate, as
      -------------
     the case may be, multiplied by the quotient of the number of days elapsed in the applicable billing period divided by 360.

     "Permitted Liens": as defined in Attachment B.
      ---------------

     "Permitted Prior Liens": as defined in Attachment B.
      ---------------------

     "Person":  any individual association, firm, corporation, governmental
      ------
     body, agency or instrumentality or other entity whatsoever.

     "Policies":  as defined in Section 6.1 (w).
      --------

     "Prime Rate": at any time, the average of the rates of interest announced
      ----------
     by Citibank N.A., the Chase Manhattan Bank, N.A., and Bank of America National Trust & Savings Association as their respective prime or base rate as of the last Business Day of the calendar month immediately preceding such time whether or not such announced rates are the actual rates charged by such banking institutions to their most creditworthy borrowers on an unsecured basis.

     "Revolver Financing Charge": as defined in Attachment A.
      -------------------------

     "Stock Warrant": collectively (i) the Warrant Agreement, of even date
      -------------
     herewith executed by KnowledgeWare to Sterling, providing for the issuance to Sterling of warrants to purchase shares of the common stock of KnowledgeWare on the terms provided therein; (ii) Common Stock Purchase Warrant Certificate, executed by KnowledgeWare, evidencing the warrants, and (iii) Registration Rights Agreement between KnowledgeWare and Sterling, relating to the warrants.

     "Term Note": the promissory note of KnowledgeWare payable to the order of
      ---------
     Sterling, of even date herewith, in the original principal amount of $6,000,000 given in amendment, increase, and restatement of the Term Note executed by KnowledgeWare and Payable to the order of Sterling, dated June 23, 1994, in the original principal amount of $2,766,800.

     "UCC":  the Uniform Commercial Code in effect from time to time in the
      ---
     state set forth in Attachment A.

     1.2 Other Defined Terms. Terms not otherwise defined in this Agreement which are defined in the UCC shall have the meanings assigned to them therein.

2.   LINE OF CREDIT/INTEREST RATES/CHARGES

     2.1  Line of Credit.  Subject to the terms and conditions set forth in this
          --------------
Agreement, on and after the Closing Date to but not including the date that is the earlier of (i) the date on which this Agreement terminates pursuant to
Section 8.1 and (ii) the date on which Sterling terminates the Line of Credit pursuant to Section 7.2, Sterling agrees to extend to KnowledgeWare a line of credit in the maximum principal amount of Sixteen Million and no/100 Dollars ($16,000,000.00) (the "Line of Credit"), pursuant to which Sterling will make to KnowledgeWare, from time to time, Advances in an aggregate amount at any one time outstanding (excluding amounts advanced pursuant to Section 2.2 hereof) not to exceed the Maximum Advance Amount; provided, however, that the initial Advance made by Sterling hereunder shall be made to IBM Credit, in an amount equal to the outstanding amount due under the line of credit portion of the Original Agreement on the Closing Date, in connection with the assignment of the Original Agreement by IBM Credit to Sterling.

     2.2  Term Note.  Subject to the terms and conditions set forth in this
          ---------
Agreement, Sterling agrees to amend, increase and restate the term loan (the "Term Loan") to KnowledgeWare on the Closing Date in an original principal amount equal to $6,000,000, a portion of which represents amounts outstanding to IBM Credit with respect thereto under the Original Agreement on the Closing Date and the remainder of which represents a portion of the initial Advance. The Term Loan shall be evidenced by the Term Note due and payable August 31, 1995, unless accelerated in accordance with the terms thereof or of this Agreement.

     2.3  Interest.
          --------

          (a) Subject to paragraph (b) below of this Section 2.3, each Advance shall accrue interest at a rate per annum equal to the lesser of (i) the Revolver Financing Charge (as set forth in Attachment A) and (ii) the highest rate from time to time permitted by applicable law. Amounts received from KnowledgeWare in excess of such highest rate from time to time permitted by applicable law shall be considered reductions to principal to the extent of such excess.

          (b) If any amount owed under this Agreement, the Line of Credit Note or the Term Note is not paid when due (whether at maturity, by acceleration or otherwise), the unpaid amount will bear interest from and including its due date to and including the date Sterling receives payment unless Sterling receives the unpaid amount from KnowledgeWare via a federal wire transfer before 10:30 a.m. (Central Time), in which case interest shall accrue to and including the date immediately preceding the date Sterling receives payment. Such interest will accrue at a rate per annum equal to the lesser of (i) the Delinquency Fee Rate, or (ii) the highest rate from time to time permitted by applicable law. Amounts received from KnowledgeWare in excess of such highest rate from time to time permitted by applicable law shall be considered reductions to principal to the extent of such excess.

          (c) The Revolver Financing Charge is computed on the basis of a 360-day year for the actual number of days elapsed. The Delinquency Fee Rate is computed on the basis of a 365-day year for the actual number of days elapsed. The Revolver Financing Charge for each billing period shall be calculated by multiplying the Periodic Rate for the billing period by the Average Daily Balance (as hereinafter defined) of the Advances outstanding during said period which were not past-due. The Delinquency Fee Rate for each billing period shall be calculated by multiplying the applicable Periodic Rate for the billing period by the applicable Average Daily Balance of the Advances outstanding during said period which were past-due. The "Average Daily Balance" of the outstanding Advances shall be equal to the sum of the principal balances of the Advances as of the end of each day during the billing period, divided by the number of days in the billing period.

     2.4  Charges.  KnowledgeWare hereby agrees to pay monthly to Sterling the
          -------
charges set forth in the "Other Charges" section of Attachment A to this Agreement. KnowledgeWare hereby acknowledges that any such charges are not interest but that such charges, if unpaid, will constitute part of the principal from time to time outstanding.

     2.5  Voluntary Prepayment.  KnowledgeWare may at any time prepay in whole
          --------------------
or in part all amounts owed under this Agreement, the Line of Credit Note or the Term Note. Sterling may, in its sole discretion apply payments first to pay interest and other amounts owing under this Agreement and then to pay the principal amount owed by KnowledgeWare. Sterling may, but shall not be obligated to, apply principal payments to the oldest (earliest) Advances first.

     2.6  Payments.
          --------

          (a) If, on any date, the Outstanding Advances shall exceed the Maximum Advance Amount (such excess, the "Shortfall Amount"), KnowledgeWare shall, within one (1) Business Day from such date pay the Advances in an amount equal to the Shortfall Amount plus interest at the Delinquency Fee Rate for the period from and including the initial date of the occurrence of the Shortfall Amount to and including the date Sterling receives payment for such Shortfall Amount, unless Sterling receives the Shortfall Amount from KnowledgeWare via a federal
                                                                 ---
wire transfer before 10:30 a.m. (Central Time), in which case interest shall accrue to and including the date immediately preceding the date Sterling receives such payment.

          (b) Accrued interest and Other Charges owed under this Agreement or under the Line of Credit Note or the Term Note, and any charges hereafter agreed to by the parties are payable monthly on receipt of Sterling's bill or statement or Sterling may, at the direction of KnowledgeWare, add interest and Other Charges to KnowledgeWare's outstanding Line of Credit loan balance as an Advance subject to the provisions of Section 3.2(b) hereof, provided, however, that any
                                                    -----------------
amount of accrued interest and Other Charges not paid when due (and not paid through an Advance) shall bear interest from the date when due until paid at the Delinquency Rate. Each statement of account rendered by Sterling to KnowledgeWare and relating to the Obligations shall be presumed to be correct and accurate and shall constitute an account stated that is fully binding upon KnowledgeWare unless, within ten (10) Business Days after the statement is received by KnowledgeWare, KnowledgeWare shall give to Sterling written objection specifying the error or errors, if any, contained in that statement. KnowledgeWare shall be deemed to have received such statement three (3) Business Days from the date Sterling mails such statement by United States first-class mail, postage prepaid, and properly addressed to KnowledgeWare.

3.   LINE OF CREDIT - ADDITIONAL PROVISIONS

     3.1  Procedures for Advances.
          -----------------------

          (a) KnowledgeWare shall deliver to Sterling a written request ("Request for Advance") for each Advance. KnowledgeWare may deliver a Request for Advance via facsimile transmission. The Request for Advance shall specify
(i) the requested Advance Date and (ii) the amount of the requested Advance, KnowledgeWare shall include with each Request for Advance a list ("Schedule of Accounts") of all Accounts created or acquired by KnowledgeWare since the previous Schedule of Accounts. KnowledgeWare shall not request an Advance in excess of the Available Credit on the requested Advance Date for an Advance after giving effect to the repayment of any Outstanding Advances to be made on such date.

     3.2  (a)  Conditions to the First Advance.  Prior to or concurrently with
               -------------------------------
the making of the First Advance hereunder (i) KnowledgeWare shall have executed and delivered to Sterling the Stock Warrant, (ii) all rights under the Original Agreement and all instruments, guaranties and security agreements pertaining thereto, shall have been fully assigned to Sterling by IBM Credit to the satisfaction of Sterling, (iii) no liens upon any of the Collateral shall exist other than the liens created pursuant to this Agreement and the Permitted Liens specified in Attachment B of this Agreement.

          (b)  Conditions to Each Advance.  No Advance will be required to be
               --------------------------
made by Sterling under this Agreement unless, on and as of the Advance Date, the following statements shall be true to the satisfaction of Sterling:

               (i) The representations and warranties contained in this Agreement or in any document, instrument or Other Agreement are true and correct as though made on and as of such Advance Date;

               (ii) No event has occurred and is continuing, or after giving affect to such Advance or the application of the proceeds thereof, would result in or would constitute a Default (but not including any such event which has been disclosed by KnowledgeWare to Sterling in the Disclosure Schedule);

               (iii) Both before and after giving effect to the making of such Advance, no Shortfall Amount exists.

     The submission by KnowledgeWare of a Request for Advance and the receipt by KnowledgeWare of the proceeds of any Advance on any Advance Date shall be deemed to be a representation and warranty by the KnowledgeWare that, as of and on such Advance Date the statements set forth in (i) through (iii) of this subsection
(b) above are true statements.

     3.3  Eligible Accounts.  Sterling shall have the right in its sole
          -----------------
reasonable discretion to determine, from time to time, eligibility of all Accounts (the "Eligible Accounts") for inclusion in the Borrowing Base. Without limiting the generality of Sterling's sole reasonable discretion Sterling and KnowledgeWare agree that the following Accounts will be deemed not to be Eligible Accounts, and such Accounts which are not Eligible Accounts may be revised from time to time by Sterling as set forth in the definition of Borrowing Base above:

          (a) Accounts, other than Extended Payment Term Accounts, that are created on nonstandard terms and/or that allow for payment to be made later than fortyfive (45) days from the date of the invoice giving rise to the Account;

          (b) Subject to subparagraph (d) below, Extended Payment Term Accounts as to which any payment thereon is unpaid for more than thirty
               (30) days from the due date of the invoice or, in the case of Accounts which are not Extended Payment Term Accounts, as to which any payment thereon is unpaid for more than ninety (90) days from the date of the invoice;

          (c) Accounts payable by an Account debtor if fifty percent (50%) or more of the outstanding balance of all Accounts payable by such Account debtor remains unpaid for more than ninety (90) days from the due date of the invoice;

          (d) Extended Payment Term Accounts arising from sales or licenses to Persons who resell or relicense to governmental entities if payment to KnowledgeWare is not made within fifteen (15) days of the date that such Person has been paid by such governmental entity;

          (e) Accounts payable by an Account debtor that is an officer, employee, agent, parent, guarantor, subsidiary, stockholder or affiliate (other than Sterling or IBM or either of its subsidiaries) of KnowledgeWare or is related to or has common shareholders, officers or directors with KnowledgeWare;

          (f)  Accounts arising from consignment sales;

          (g) Accounts with respect to which the payment by the Account debtor is or may be conditional; provided, however, Accounts with respect to which the Account debtor is a state, local and United States government institution and public educational institutions which are conditioned on authorizations, appropriations or funding shall not be deemed conditional for purposes hereof;

          (h) Accounts payable by any Account debtor that (i) is not a state, local or United States government institution or a public educational institution, or a commercial or institutional entity, or (ii) is not a resident of the United States;

          (i) Accounts payable by any Account debtor (other than Sterling, IBM or either of its subsidiaries) to which KnowledgeWare is or may become liable for goods sold or services rendered by such Account debtor to KnowledgeWare, unless (i) the aggregate amount owed by KnowledgeWare to any such Account debtor is less than $50,000, or
               (ii) the aggregate amount owed by KnowledgeWare to any such Account debtor is less than ten percent (10%) of the aggregate accounts payable owed by such Account debtor to KnowledgeWare;

          (j) Accounts arising from the sale or lease of goods purchased for a personal, family or household purpose;

          (k) Accounts arising from the sale or lease of goods that have been used for demonstration purposes or loaned by KnowledgeWare to another party;

          (l)  Accounts which are progress payment accounts;

          (m) Accounts payable by any Account debtor that is, or KnowledgeWare knows will become, subject to proceedings under United States Bankruptcy Law or other law for the relief of debtors;

          (n)  Accounts which are not payable in U.S. Dollars;

          (o) Accounts arising from the sale or lease of goods which are billed in advance of shipment by KnowledgeWare;

          (p) Accounts as to which Sterling does not have a valid, perfected, first priority security interest;

          (q) Accounts with respect to which KnowledgeWare has permitted or agreed to any extension, compromise or settlement, or made any change or modification of any kind or nature, including, but not limited to, any change or modification to the terms relating thereto; provided however, amendments may be made to the agreement with the Account debtor which gave rise to an Account without making such Account ineligible so long as such amendment does not alter the amount or term of the payments due from the Account debtor or adversely affect the Obligation of the Account debtor to pay the Account;

          (r) Accounts which do not arise from undisputed bona fide transactions completed in accordance with the terms and conditions contained in the invoices and purchase orders relating thereto;

          (s) Accounts which are discounted for the total amount due in respect of any Account for the remittance of payment to KnowledgeWare prior to the date such remittance is due pursuant to the payment terms for such Account;

          (t)  Accounts on cash on delivery (COD) terms;

          (u) Accounts arising from maintenance or service contracts which are billed in advance of full performance of service;

          (v)  Accounts arising from bartered transactions;

          (w) Accounts which do not constitute valid and binding enforceable obligations or which are subject to any dispute, offset, counterclaim or defense;

          (x) Accounts arising from incentive payments, rebates, discounts, credits, and refunds from a supplier; and

          (y) Any and all other Accounts which Sterling deems in its sole reasonable discretion to be ineligible.

     3.4  Reimbursement for Charges.  KnowledgeWare agrees to reimburse Sterling
          -------------------------
for all charges paid by Sterling with respect to collection of checks and other items of payment, all fees relating to the use and maintenance of a lockbox account and with respect to remittances of proceeds of the loans hereunder.

     3.5  Collections.  KnowledgeWare shall instruct all Account debtors to
          -----------
remit payments directly to the lockbox address set forth in Attachment A to this Agreement from which such remittances will be deposited to an account of Sterling. In addition, KnowledgeWare shall have such instruction printed in conspicuous type on all invoices. Sterling may at its option notify any Account debtor or debtors of the assignment of Accounts, and directly collect the same. All payments received by KnowledgeWare from its Account debtors, whether in the form of money, checks, notes, drafts, or other things of value or items of payment, shall be received by KnowledgeWare solely as agent and in trust for Sterling. KnowledgeWare shall properly endorse and deposit into the account of Sterling, at the bank listed in Attachment A to this Agreement ("Bank"), on the
                                                                 ----
day of receipt thereof, all original checks, drafts, acceptances, notes and other evidences of, or properties constituting payment of, or on account of, Accounts, including all cash, KnowledgeWare shall have no right and agrees not to commingle with its own funds or to use, divert or withhold any of the proceeds of any collections received thereon. KnowledgeWare shall make entries on its books and records in a form satisfactory to Sterling and shall keep a separate account on its record books of all collections received thereon. Until delivery to Sterling, KnowledgeWare shall keep all remittances received separate and apart from KnowledgeWare's funds so that they are capable of identification as the property of Sterling.

     3.6  Collection Days.  All amounts received by Sterling in respect of any
          ---------------
Account may be credited by Sterling to the repayment of the Obligations under this Agreement except for the Term Note, unless the Term Note has matured, or, in Sterling's sole and absolute direction, may be disbursed to KnowledgeWare. The crediting of amounts received by Sterling in respect of such Obligations shall in all cases be subject to the final collection thereof.

     3.7  Power of Attorney.  KnowledgeWare hereby irrevocably appoints Sterling
          -----------------
(and any person designated by it) as KnowledgeWare's true and lawful attorney-in-fact with full power to at any time, in good faith and in compliance with commercially reasonable standards, in the sole and absolute discretion of
Sterling:

          (a) upon the occurrence and during the continuance of an Event of Default, demand payment, enforce payment and otherwise exercise all KnowledgeWare's rights and remedies with respect to the collection of any Accounts;

          (b) upon the occurrence and during the continuance of an Event of Default, settle, adjust, compromise, extend or renew any Accounts;

          (c) settle, adjust or compromise any legal proceedings brought to collect any Accounts;

          (d) upon the occurrence and during the continuance of an Event of Default, sell or assign any Accounts Upon such terms, for such amounts and at such time or times as Sterling may deem advisable;

          (e) upon the occurrence and during the continuance of an Event of Default, discharge and release any Accounts;

          (f) prepare, file and sign KnowledgeWare's name on any proof of claim or similar document against any Account debtor;

          (g) prepare, file and sign KnowledgeWare's name on any notice of lien, claim of mechanic's lien, assignment or satisfaction of lien or mechanic's lien, or similar document in connection with any Accounts;

          (h) endorse the name of KnowledgeWare upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to any Account or goods pertaining thereto;

          (i) endorse the name of KnowledgeWare upon any of the items of payment of proceeds and deposit the same in the account of Sterling for application to the Obligations;

          (j) sign the name of KnowledgeWare to requests for verification of Accounts and notices thereof to Account debtors;

          (k) sign the name of KnowledgeWare on any document or instrument that Sterling shall deem necessary or appropriate to perfect and maintain perfected the security interest in the Collateral contemplated under this Agreement and the other Agreements;

          (l) make, settle and adjust claims under the Policies and endorse KnowledgeWare's name on any check, draft, instrument or other item of payment of the proceeds of the Policies; and

          (m) take control in any manner of any item of payment or proceeds and for such purpose to notify the postal authorities to change the address for delivery of mail addressed to KnowledgeWare to such address as Sterling may designate.

          (n) upon the occurrence and during the continuance of an Event of Default, but only after the expiration of the time period specified in the Extraordinary Cure Rights set forth in Section
               7.5 hereof, take any action as Sterling may deem necessary with respect to the Patents, Trademarks and Copyrights (each as hereinafter defined) including, but not limited to the assignment of all said Patents, Trademarks and Copyrights from KnowledgeWare to Sterling.

          (o) upon the occurrence and during the continuance of an Event of Default, sign the name of KnowledgeWare on any document or instrument that Sterling shall deem necessary or appropriate to enforce any and all remedies it may have under this Agreement, at law or otherwise.

The power of attorney granted by this Section is for value and coupled with an interest and is irrevocable until the later of the payment in full of the Obligations and the termination of this Agreement.

     3.8  Continuing Requirements.  KnowledgeWare shall:
          -----------------------

          (a) from time to time, if required by Sterling, immediately upon their creation, deliver to Sterling copies of all invoices, delivery evidences and other documents relating to each Account;

          (b) within seven (7) Business Days after KnowledgeWare's learning thereof, inform Sterling in writing of any rejection of goods or services by any Account debtor, delays in delivery of goods or performance of services, nonperformance of contracts and of any assertion of any claim, offset or counterclaim by any Account debtor;

          (c) within seven (7) Business Days after KnowledgeWare's learning thereof, furnish to and inform Sterling in writing of all adverse information relating to the financial condition of any Account debtor;

          (d) affix appropriate endorsements or assignments upon all items of payment and proceeds so that the same may be properly deposited by Sterling to Sterling's account;

          (e) within three (3) Business Days after KnowledgeWare's learning thereof, notify Sterling in writing which Accounts may be deemed ineligible as defined in Subsection 1.3 herein;

          (f) keep all goods rejected or returned by any Account debtor and all goods repossessed or stopped in transit by KnowledgeWare from any Account debtor segregated from other property of KnowledgeWare, holding the same in trust and as trustee for Sterling until otherwise directed in writing by Sterling;

          (g) stamp or otherwise mark chattel paper and instruments now owned or hereafter acquired by it to show that the same are subject to Sterling's security interest and immediately thereafter deliver or cause such chattel paper and instruments to be delivered to Sterling or any agent designated by Sterling with appropriate endorsements and assignments to vest title and possession in Sterling;

          (h) together with each Request for Advance, provide Sterling with a summary of the aging of the Accounts; and

          (i) provide to Sterling a detailed aging report of its Accounts, which shall include its accounts receivable ledger and its on-line aging of Accounts and any other report listing other Collateral that Sterling may request, in a format acceptable to Sterling, no later than the fifteenth (15th) day of each month and containing information as of the close of business on the last day of the preceding month.

     3.9. Rights of Sterling.  Sterling may, without notice to KnowledgeWare and
          ------------------
at any time or times hereafter:

          (a) verify with Account debtors or others the validity, amount or any other matter relating to any Account by mail, telephone or other means in the name of KnowledgeWare or Sterling; and

          (b) take control in any manner of any cash or noncash items of payment or proceeds of Accounts and of any rejected, returned, repossessed or stopped in transit goods relating to Accounts.

     3.10.  Release.  KnowledgeWare releases Sterling from any and all claims
            -------
and causes of action which KnowledgeWare may now or hereafter have for any loss or damage to it claimed to be caused by or arising from:

          (a) any failure of Sterling to protect, enforce or collect, in whole or in part, any Account;

          (b) Sterling's notification to any Account debtors thereon of Sterling's security interest in any of the Accounts;

          (c) Sterling's directing any Account debtor to pay any sum owing to KnowledgeWare directly to Sterling; and

          (d) any other act or omission to act on the part of Sterling, its officers, agents or employees, except for its gross negligence or willful misconduct.

     Sterling shall have no obligation to preserve rights to Accounts against prior parties.

     3.11.  Additional Requirements.  KnowledgeWare agrees to comply with the
            -----------------------
requirements set forth in Attachment A to this Agreement.

     3.12.  Audit.  KnowledgeWare shall at all times permit Sterling (or any
            -----
person designated by it) upon demand, during KnowledgeWare's usual business hours, to have access to audit, examine, and check the Collateral, KnowledgeWare's other assets and any and all of

KnowledgeWare's books, records, files and business procedures and practices, and permit the copying of the same and the making of abstracts therefrom.

4.   SECURITY - COLLATERAL

     4.1  Grant.  To secure KnowledgeWare's payment and performance of the
          -----
Obligations and to secure KnowledgeWare's prompt, full and faithful performance and observance of all of the provisions under this Agreement and the Other Agreements, KnowledgeWare hereby ratifies, confirms and grants to Sterling a security interest in all of KnowledgeWare's right, title and interest in and to the following, whether now owned or hereafter acquired or existing and wherever located:

          (a) all inventory and equipment, and all parts thereof, attachments, accessories and accessions thereto, products thereof and documents therefor;

          (b) all Accounts, contract rights, chattel paper, instruments, deposit accounts, general intangibles other obligations of any kind, and all rights now or hereafter existing in and to all mortgages, security agreements, leases (other than real property leases to the extent the terms of which prohibit assignment) or other contracts securing or otherwise relating to any of the same;

          (c) all intellectual property and trade secrets, including, without limitation,

               (i) all patents, patent applications and patentable inventions and (1) the inventions and improvements described and claimed therein; (2) any continuation, division, renewal, extension, substitute or reissue thereof or any legal equivalent in a foreign country for the full term thereof or the terms for which the same may be granted; (3) all rights to income, royalties, profits, awards, damages and other rights relating to said patents, applications and inventions including the right to sue for past, present and future infringement; and (4) any other rights and benefits relating to said patents, applications and inventions including any rights as a licensor or licensee of said patents, applications and inventions (the "Patents");

               (ii) all trademarks, trademark registrations, trademark applications, service marks, service mark registrations and service mark applications, trade names, tradestyles, and the goodwill underlying those trademarks and service marks and (1) any similar marks or amendments, modifications and renewals thereof and the goodwill represented by those and any legal equivalent in a foreign country for the full term or terms for which the same may be granted; (2) all rights to income, royalties, profits, damages and other rights relating to said trademarks and service marks including the right to sue for past, present or future infringement; and (3) any other rights and benefits relating to said trademarks and service marks including any rights as a licensor or licensee of said trademark and service mark (the "Trademarks");

               (iii) all copyrights, copyright registrations and copyright applications, including without limitation those copyrights for computer programs, computer databases, computer programs, flow diagrams, source codes and object codes, computer software, technical knowledge and processes, formal or informal licensing arrangements, and all property embodying or incorporating such copyrights and (1) any similar rights or amendments, modifications and renewals thereof and any legal equivalent in a foreign country for the full term or terms for which the same may be granted; (2) all rights to income, royalties, profits, damages and other rights relating to said copyrights, including the right to sue for past, present and future infringement; and (3) any other rights and benefits relating to said copyrights (the "Copyrights");

          (d) all rights now or hereafter existing in and to all mortgages, security agreements, leases or other contracts securing or otherwise relating to any of the foregoing;

          (e)  all substitutions and replacements for all of the foregoing;

          (f)  all books and records pertaining to any of the foregoing; and

          (g) all proceeds of all of the foregoing and, to the extent not otherwise included, all payments under insurance or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing.

     All of the above assets are hereinafter collectively referred to as "Collateral."

     KnowledgeWare covenants and agrees with Sterling that: (A) the security interest granted under this Agreement is in addition to any other security interest from time to time held by Sterling; (B) subject to the Extraordinary Cure Rights set forth in Section 7.5., Sterling may realize upon all or part of any Collateral in any order it desires and any realization by any means upon any Collateral will not bar realization upon any other Collateral; and (C) the security interest hereby created is a continuing security interest and will cover and secure the payment of all Obligations, both present and future, of KnowledgeWare to Sterling pursuant to this Agreement and the other Agreements.

     4.2  Instruments.  KnowledgeWare shall execute and deliver, or cause to be
          -----------
executed and delivered, to Sterling at such time or times as Sterling may request, all financing statements, continuation statements, security agreements, assignments, certificates, certificates of title, applications for vehicle titles, affidavits, reports, notices, schedules of accounts, and other documents, instruments, agreements and other papers, and take any other action that Sterling may deem desirable to create, confirm, perfect or maintain perfected Sterling's security interest in the Collateral. KnowledgeWare shall make appropriate entries on its books and records disclosing Sterling's security interest in the Collateral.

     4.3  Permitted Technology Agreements.  Unless an Event of Default shall
          -------------------------------
have occurred and be continuing and Sterling shall have exercised any of its rights with respect to the intellectual property of KnowledgeWare as permitted in Section 7.5 hereof, KnowledgeWare may, in the ordinary course of business, grant licenses in and enter into end user, VAR, distributorship, marketing, partnering and other similar types of agreements ("Permitted Technology Agreements") with respect to its Copyrights, Trademarks, Patents, trade secrets and other intellectual property (collectively, "Technology Property") as KnowledgeWare may determine in its sole and absolute discretion, all without notice to or consent of Sterling; provided, however, KnowledgeWare may not sell KnowledgeWare's ownership of any of the Technology Property or grant an exclusive license with respect to the Technology Property (other than exclusive distributorship arrangements in certain territories) without the consent of Sterling. Promptly upon request of KnowledgeWare, Sterling shall confirm to a Person with whom KnowledgeWare wishes to enter into a Permitted Technology Agreement that (i) such Permitted Technology Agreement and KnowledgeWare's performance thereunder is not adversely affected by the security interest granted to Sterling hereunder, (ii) if true, that no notice has been given by Sterling that would commence the running of the Extraordinary Cure Rights, and
(iii) provided such Person is not in default under the terms of such Technology Product Agreement, Sterling will not disturb the rights of such Person in the Technology Property in the event Sterling were to seek to exercise its rights or remedies with respect to the Technology Property.

     4.4  Major Transaction Financing.  [INTENTIONALLY DELETED]
          ---------------------------


5.   CONDITIONS PRECEDENT

     5.1  Conditions Precedent to the Effectiveness of this Agreement.  The
          -----------------------------------------------------------
effectiveness of this Agreement is subject to the satisfaction of, or waiver by Sterling of, Sterling's receipt of the following and each of the following being in full force and effect.

          (a) this Agreement, executed and delivered by KnowledgeWare and Sterling;

          (b)  the Term Note, executed and delivered by KnowledgeWare;

          (c)  the Line of Credit Note, executed and delivered by KnowledgeWare;

          (d) (i) copies of the resolutions of the Board of Directors of KnowledgeWare, certified by the secretary or assistant secretary of KnowledgeWare, authorizing the execution, delivery and performance of this Agreement and each Other Agreement executed and delivered in connection herewith, (ii) a certificate of the secretary or an assistant secretary of KnowledgeWare, in form and substance satisfactory to Sterling, certifying the names and true signatures of the officers of KnowledgeWare authorized to sign this Agreement and the Other Agreements, and
               (iii) copies of the articles of incorporation and bylaws of KnowledgeWare, certified by the secretary or assistant secretary of KnowledgeWare;

          (e) certificates, dated as of a recent date, from the Secretary of State, or other appropriate authority, evidencing the good standing of KnowledgeWare in the jurisdiction of its organization and in each other jurisdiction where the ownership or lease of its property or the conduct of its business requires it to qualify to do business;

          (f) copies of all approvals and consents from any Person in each case in form and substance satisfactory to Sterling, which are required to enable KnowledgeWare to authorize, or required in connection with, (i) the execution, delivery or performance of this Agreement and each of the Other Agreements, and (ii) the legality, validity, binding effect or enforceability of this Agreement and each of the Other Agreements;

          (g) a lockbox agreement executed by KnowledgeWare and the bank specified in Attachment A hereto, in form and substance satisfactory to Sterling;

          (h) a blocked account agreement executed by KnowledgeWare and the bank specified on Attachment A hereto;

          (i) a favorable opinion of counsel for KnowledgeWare, in form and substance satisfactory to Sterling;

          (j) a ratification of the collateralized guaranties of the obligations under the Original Agreement executed by IWK Corporation, KnowledgeWare Worldwide, Inc., Matesys Corp. and KnowledgeWare International, Inc. in connection with the Original Agreement;

          (k) Within 60 days from the Closing Date, the corporate guaranties executed by each of the guarantors set forth on Attachment B (other than the guarantors referenced in (j) above);

          (l) UCC-3 Assignment Financing Statements for each jurisdiction requested by Sterling, executed by IBM Credit and KnowledgeWare;

          (m) all such other statements, certificates, documents, instruments, financing statements, agreements and other information with respect to the matters contemplated by this Agreement as Sterling shall have reasonably requested, including, but not limited to those specified in Attachment A.

6.   WARRANTIES, REPRESENTATIONS, AND COVENANTS

     6.1  Affirmative Warranties, Representations and Covenants.  Except as
          -----------------------------------------------------
otherwise specifically provided in any of the Other Agreements, KnowledgeWare warrants and represents to and covenants with Sterling that:

          (a) Each Account is based on an actual and bona fide sale or license and delivery of goods or rendition of services, made, granted or performed by KnowledgeWare, in the ordinary course of its business; the Account debtors have accepted such license, goods or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without any dispute, offset, defense or counterclaim and have the ostensible authority to contract; and there are no proceedings or actions known to KnowledgeWare which are pending or threatened against any Account debtor that might result in any material adverse change in such Account debtor's financial condition;

          (b) KnowledgeWare has and shall at all times have good and valid title to all Collateral free and clear of all liens, security interests, encumbrances and claims of any Person, except for Permitted Liens;

          (c) Sterling's security interest in the Collateral is and shall at all times constitute a perfected security interest in the Collateral (to the extent perfection can be achieved by the filing of financing statements pursuant to the UCC) which security interest is not and shall at no time become subordinate or junior to the security interest lien, encumbrance or claim of any other Person except for Permitted Prior Liens;

          (d) Except as set forth in Schedule "A" attached hereto, KnowledgeWare has no registered Patents, Trademarks or Copyrights, and if KnowledgeWare hereafter elects to register a Patent, Trademark or Copyright, KnowledgeWare shall give Sterling prior written notice thereof so that Sterling may perfect its security interest in the applicable United States Patent, Trademark or Copyright Office.

          (e) KnowledgeWare is and shall at all times during the term of this Agreement be, a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation set forth in Attachment A, and qualified and licensed to do business in each jurisdiction in which the nature of its business or property requires it to be qualified or licensed;

          (f) KnowledgeWare has the right and is duly authorized to enter into this Agreement and the Other Agreements, and the execution, delivery and performance of this Agreement and the Other Agreements by the KnowledgeWare do not and will not violate KnowledgeWare's articles of incorporation or by-laws, any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to KnowledgeWare, or any provisions of any indenture, agreement, document, instrument or undertaking to which KnowledgeWare is now or hereafter becomes a party or by which it is, may be or hereafter becomes bound;

          (g) KnowledgeWare is not a party to any labor dispute; there are no strikes or walkouts or labor controversies pending or threatened against the KnowledgeWare;

          (h) each "employee benefit plan", "employee pension benefit plan", "defined benefit plan", or "multiemployer benefit plan" which KnowledgeWare has established, maintained, or to which it is required to contribute (collectively, the "Plans") is in compliance with all applicable provisions of ERISA and the Code and the rules and regulations thereunder as well as the Plan's terms and conditions, except those provisions, rules, regulations, terms or conditions, the violation of which would not have Material Adverse Effect; there have been no "prohibited transactions" and no "reportable event" has occurred within the last 60 months with respect to any Plan, and KnowledgeWare shall promptly notify Sterling in writing after it learns of the occurrence of any event which would constitute a "reportable event" under ERISA or any regulation thereunder, or that the PBGC, as defined below, has instituted or will institute proceedings to terminate any Plan; KnowledgeWare has no "multiemployer benefit plan"; the terms "employee benefit plan", "employee pension benefit plan", "defined benefit plan", and "multiemployer benefit plan" have the respective meanings assigned to them in Section 3 of ERISA and any applicable rules and regulations thereunder; KnowledgeWare has not incurred any "accumulated funding deficiency" within the meaning of ERISA or incurred any liability to the Pension Benefit Guaranty Corporation (the "PBGC") in connection with a Plan (other than for premiums due in the ordinary course);

          (i) except for conditions or circumstances that could not have a Material Adverse Effect;

               1) KnowledgeWare has obtained all government approvals required with respect to the operation of their businesses under any Environmental Law and shall comply with all Environmental Laws in all material respects;

               2) (i) KnowledgeWare has not generated, transported or disposed of any Hazardous Substance; (ii) KnowledgeWare is not currently generating, transporting or disposing of any Hazardous Substance; (iii) KnowledgeWare has no knowledge that (a) any of its real property (whether owned, leased, or otherwise directly or indirectly controlled) has been used for the disposal of or has been contaminated by any Hazardous Substance, or (b) any of its business operations have contaminated lands or water of others with any Hazardous Substance and shall take commercially reasonable efforts to prevent any such release of any subject to any Environmental Liability and, to the best of KnowledgeWare's knowledge, any threatened Environmental Liability; (v) KnowledgeWare has not received any notice of or otherwise learned of any governmental investigation evaluating whether any remedial action is necessary to respond to a release or threatened release of any Hazardous Substance for which KnowledgeWare may be liable; (vi) KnowledgeWare is not in violation of any Environmental Law; (vii) there are no proceedings or investigations pending against KnowledgeWare with respect to any violation or alleged violation of any Environmental Law; provided however, that the parties acknowledge that use, storage and disposal of certain such Hazardous Substances that are incidental to KnowledgeWare's or its Subsidiaries' business shall be excluded from representations (i) and (ii) above, provided, further, that KnowledgeWare is at all times utilizing, storing and disposing such Hazardous Substances in accordance with all applicable Environmental Laws and in a manner designed to minimize the risk of any spill, contamination, release or discharge of Hazardous Substances other than as authorized by Environmental Laws;

          (j) KnowledgeWare shall notify Sterling, promptly upon its obtaining knowledge of any non-routine proceeding or inquiry by any governmental authority with respect to the presence of any Hazardous Substances on or in any property nor or hereafter owned, leased or otherwise controlled (directly or indirectly) by KnowledgeWare, (ii) all claims made or threatened by any Person or governmental authority against KnowledgeWare or any of KnowledgeWare's assets relating to any loss or injury resulting from any Hazardous Substance, (iii) KnowledgeWare's discovery of evidence of disposal of or environmental contamination by any Hazardous Substance on any property now or hereafter owned, leased or otherwise controlled (directly or indirectly) by KnowledgeWare, and (iv) any occurrence or condition which could constitute a violation of any Environmental Law which violation could have a Material Adverse Effect;

          (k) KnowledgeWare possesses such assets, licenses, patents, patent applications, copyrights, service marks, trademarks, tradenames and trade secrets and all rights and other property relating thereto or arising therefrom as are necessary or advisable to continue to conduct its present and proposed business activities, and such property is owned by the

               KnowledgeWare free from any lien, encumbrance, or claim of any third party other than Permitted Liens and Permitted Prior Liens;

          (l) this Agreement, the Other Agreements, and all of the other documents executed and delivered by the KnowledgeWare in conjunction herewith are the legal, valid and binding obligations of KnowledgeWare and, as applicable, each Guarantor which is party thereto, and are enforceable in accordance with their terms, except as such enforceability may be limited by the effect of any applicable, bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors, rights generally or the general equitable principles relating thereto;

          (m) each Guarantor has, or at the time of execution and delivery of its guaranty will have, the right and power to and is or will be duly authorized to make any guaranty given to Sterling;

          (n) all financial statements and information relating to KnowledgeWare and any Guarantor which have been delivered (except as set forth in the Disclosure Schedule) and all financial statements and information relating to KnowledgeWare and any Guarantor which may hereafter be delivered by KnowledgeWare or any Guarantor to Sterling are, and upon delivery shall be, true and correct and have been, and upon delivery will be, prepared in accordance with generally accepted accounting principles and except as set forth in the Disclosure Schedule, there has been no material adverse change in the financial or business condition of KnowledgeWare since the submission of any such financial information to Sterling;

          (o) there are no actions or proceedings pending or threatened against KnowledgeWare and no change or development involving a prospective change, which has or could reasonably be expected to have a Material Adverse Effect except as disclosed to Sterling by KnowledgeWare by the Disclosure Schedule;

          (p) KnowledgeWare shall maintain all of its properties (business and otherwise) in good condition and repair and pay and discharge all costs of repair and maintenance thereof and all rental and mortgage payments and related charges pertaining thereto;

          (q) KnowledgeWare will use commercially reasonable efforts to collect all Accounts owed;

          (r) KnowledgeWare has duly filed and shall hereafter duly file all federal, state, local and other governmental tax returns which it is required by law to file;

          (s) subject to KnowledgeWare's right to contest taxes in good faith, all taxes, levies, assessments and governmental charges of any nature which are or may become due by KnowledgeWare have been and will be fully paid when due, or KnowledgeWare has made provision for the payment thereof in accordance with generally accepted accounting principles and KnowledgeWare shall promptly pay when due all such tax liabilities which may hereafter accrue;

          (t) KnowledgeWare shall maintain a system of accounting in accordance with generally accepted accounting principles and ledger and account records which contain such information as may be requested by Sterling;

          (u)  KnowledgeWare shall deliver to Sterling:

               1) within ninety (90) days after the end of each of KnowledgeWare's fiscal years, a reasonably detailed balance sheet and a reasonably detailed profit and loss statement covering KnowledgeWare's consolidated operations for such fiscal year, prepared in accordance with generally accepted accounting standards, audited by an independent certified public accountant satisfactory to Sterling and containing an opinion of such public accountant in form and substance reasonably satisfactory to Sterling, accompanied by a reasonably detailed unaudited balance sheet on a consolidating basis as of the last date of such fiscal year and an unaudited profit and loss statement on a consolidating basis covering KnowledgeWare's operations for such fiscal year, prepared in accordance with generally accepted accounting standards.

               2) within forty-five (45) days after the end of each of KnowledgeWare's first three fiscal quarters, KnowledgeWare shall deliver to Sterling a reasonably detailed balance sheet as of the last day of such quarter and profit and loss statement covering KnowledgeWare's operations for such quarter (subject to normal year-end audit adjustments), prepared in accordance with generally accepted accounting standards on both a consolidated and consolidating bases.

               (3) as soon as practicable following the request therefor by Sterling, any other report reasonably requested by Sterling relating to the Collateral or the financial condition of KnowledgeWare.

Each report, statement, or document delivered or caused to be delivered to Sterling under this Subsection 6.1(t) or Attachment A shall be accompanied by the certificate of an authorized officer of KnowledgeWare to the effect that to the best of such officer's knowledge, after due diligence and following a reasonably independent investigation and review, the same is complete and correct and thoroughly and accurately presents the financial condition of KnowledgeWare and that there exists on the date of delivery of said certificate no condition or event which constitutes a Default or Event of Default under this Agreement or any of the Other Agreements;

          (v) KnowledgeWare shall within seven (7) days supply Sterling with such other information concerning its or and Guarantor's affairs as Sterling from time to time hereafter may reasonably request, including without limitation the names and addresses of any corporations that KnowledgeWare acquires;

          (w) The address of the principal place of business and chief executive office of KnowledgeWare and each subsidiary is as set forth in Attachment B to this Agreement. The books and records of KnowledgeWare, and all of its chattel paper and records of Accounts, are maintained exclusively at such location. There is no location in which KnowledgeWare has any of the Collateral (except for vehicles and inventory in transit for processing) other than those locations identified in Attachment B. There is no location in which KnowledgeWare has a place of business other than those locations identified in Attachment B pursuant to the preceding sentence and those other locations identified in Attachment B. Attachment B also contains a complete list of the legal names and addresses of each warehouse at which KnowledgeWare's inventory is stored. All receipts received by KnowledgeWare from any warehouseman shall state that the goods covered shall be delivered only to KnowledgeWare, KnowledgeWare agrees to notify Sterling in writing at least thirty (30) days prior to the effective date of any change in the information listed in Attachment B.

          (x) KnowledgeWare, at its sole expense, shall keep and maintain the Collateral insured for its full insurable value (if any) against loss or damage by fire, theft, explosion, sprinklers and all other hazards and risks ordinarily insured against by other owners or users of such properties and interests in properties in similar businesses. To the extent applicable, all such insurance policies ("Policies") shall be in form, with companies in amounts and with deductibles satisfactory to Sterling. KnowledgeWare shall deliver to Sterling true and correct copies of the Policies as well as such evidence of insurance as Sterling may from time to time require, and, on Sterling's request, evidence of payment of all premiums therefor. Each of the Policies shall contain an endorsement, in a form satisfactory to Sterling, showing loss payable to Sterling; upon receipt of proceeds by Sterling the same shall be applied on account of Obligations. KnowledgeWare agrees to instruct each insurer to give Sterling, by endorsement upon the Policy issued by it or by independent instruments furnished to Sterling, at least ten (10) days' written notice before any Policy shall be altered or canceled and that no act or default of KnowledgeWare or any other person shall affect the right of Sterling to recover under the Policies. KnowledgeWare hereby directs all insurers under the Policies to pay all proceeds directly to Sterling; and

          (y) KnowledgeWare shall advise Sterling within seven (7) days of the commencement or institution of legal proceedings filed against the KnowledgeWare subsequent to the execution of this Agreement before any court, administrative board or tribunal which, in the event of an adverse decision to KnowledgeWare, would have a material adverse effect on the KnowledgeWare's condition (financial or otherwise), operations, properties or prospects or the KnowledgeWare's ability to perform its Obligations or the rights and remedies of Sterling under this Agreement and the Other Agreements.

     Each and every representation and warranty contained herein is qualified by all matters set forth in the Disclosure Schedule.

     6.2  Negative Covenants.  KnowledgeWare agrees with Sterling that
          ------------------
KnowledgeWare will not at any time (without Sterling's express prior written consent, which written consent will not be unreasonably withheld or delayed):

          (a) other than in the ordinary course of its business or as permitted by (1) below, consummate the sale, lease or other disposition of or transfer of any of its assets; provided, however, that this Subsection 6.2(a) shall not prohibit any sale, financing or other disposition of any Account of any foreign subsidiary of KnowledgeWare (as set forth on Attachment B), so long as such transaction will not result in an Event of Default after giving effect to any distribution intercompany advance or other intercompany transaction which may result, directly or indirectly, from such disposition;

          (b) consummate the merger or consolidation with another corporation, other than the merger of a subsidiary into KnowledgeWare with KnowledgeWare as the surviving entity;

          (c) change (i) its name, identity or corporate existence in any manner, or (ii) change the location of its chief executive office or chief place of business;

          (d)  acquire any other corporation;

          (e) enter into any transaction not in the usual course of its business which might have a Material Adverse Effect; provided, however, the entry into (as opposed to the consummation of) agreements for merger with or acquisition by others, or similar types of transactions shall not be a violation of this covenant;

          (f) guarantee or indemnify or undertake to become in any way liable with respect to the obligations of any Person, except (i) by endorsement of instruments or items of payment for deposit to the general account of KnowledgeWare which are transmitted or turned over to Sterling on account of the obligations, (ii) such indemnities and undertakings which would not in the aggregate have a Material Adverse Effect, and such guarantees as are permitted under (1) below;

          (g) redeem, retire, purchase or otherwise acquire, directly or indirectly, any material portion of KnowledgeWare's capital stock, except pursuant to agreements, if any, with Sterling;

          (h) make any change in KnowledgeWare's capital structure or in any of its business objectives, purposes or operations which might in any way have a Material Adverse Effect (for purposes of the foregoing, the sale of stock by KnowledgeWare which does not violate Section 7.1(p), shall not be deemed to be such a change in capital structure;

          (i) make any distribution of KnowledgeWare's property or assets to its shareholders in respect of their stock in KnowledgeWare;

          (j) incur any debts outside of the ordinary course of KnowledgeWare's business except (i) renewals, extensions and refinancings of existing debts and interest thereon, (ii) indebtedness by and between the KnowledgeWare and its subsidiaries as permitted in
               (1) below, capitalized lease obligations; and (iv) purchase money debt arising in connection with equipment purchases, provided, however, that the aggregate amount of debt specified in (iii) and
               (iv) above shall not exceed the ceiling, imposed under (1) below;

          (k) make any loans, advances, contributions or payments of money or goods to any subsidiary, affiliated or parent corporation or to any officer, director or stockholder of KnowledgeWare or of any such corporation including, without limitation, paying any dividend on or making any payment on account of any capital stock of KnowledgeWare or indebtedness of KnowledgeWare to any of the foregoing, except for (i) compensation for personal services actually rendered in an amount not to exceed that available on an arms length basis, and (ii) loans to subsidiaries as permitted under (1) below; and (iii) advances to such officers not to exceed $200,000 in the aggregate at any one time; or

          (l) make any loan or transfer any money to or guarantee any indebtedness of KnowledgeWare's domestic subsidiaries and foreign subsidiaries who have guaranteed the Obligations to the extent at any time the aggregate outstanding balance of such loans, transfers of money or guarantees arising from and after March 31, 1994 when added to the aggregate outstanding balance at such time under (j) (iii) and (vi) above shall exceed the sum of $1,500,000; or make any loan or transfer any money to or guarantee any indebtedness of KnowledgeWare's foreign subsidiaries who have not guaranteed the Obligations to the extent at any time the aggregate outstanding balance of such loans, transfers of money or guarantees arising from and after March 1, 1994 shall exceed the sum of $200,000.

     7.  DEFAULT


     7.1  Definition.  Any one or more of the following events shall constitute
          ----------
an event of default ("Event of Default") by KnowledgeWare under this Agreement and the Other Agreements:

          (a) Subject to the final sentence of this Section 7.1, KnowledgeWare or any Guarantor breaches any term, provision, condition or covenant contained in this Agreement, the Line of Credit Note, the Term Note, in any of the Other Agreements or in any guaranty of a Guarantor;

          (b) Any warranty, representation, statement, report, or certificate made or delivered by KnowledgeWare or any of its officers, employees, or agents or by any Guarantor to Sterling is not true and correct in any material respect at the time when made or deemed made other than as set forth in the Disclosure Schedule;

          (c) KnowledgeWare fails to immediately pay any of the Obligations when due and payable or declared to be due and payable and such failure is not cured within the cure period provided below;

          (d) The occurrence of any event or circumstance which could have a Material Adverse Effect other than as set forth in the Disclosure Schedule;

          (e) KnowledgeWare consummates the sale, transfer, conveyance, exchange, assignment, mortgage, pledge, charge or grant of a security interest in or otherwise disposes of or in any way parts with the possession of the Collateral, other than in the ordinary course of business, or as otherwise permitted under this Agreement;

          (f) KnowledgeWare removes, other than in the ordinary course of business and as otherwise permitted under this Agreement, any material part of the Collateral from any of KnowledgeWare's locations specified in Attachment B to this Agreement;

          (g) KnowledgeWare abandons the Collateral or any material part thereof;

          (h) Other than as set forth in the Disclosure Schedule, any judgment in excess of One Hundred Thousand ($100,000) Dollars is entered against KnowledgeWare and such judgment is not satisfied, dismissed, stayed or superseded by bond within thirty (30) days after the date of entry thereof (and in the event of a stay or supersedeas bond such judgment is not discharged within 30 days after termination of such stay or bond);

          (i) There issues a warrant of distress for any rent or taxes with respect to any premises occupied by KnowledgeWare in or upon which the Collateral, or any part thereof, may at any time be situated which could be reasonably expected to have a Material Adverse Effect, other than as set forth in the Disclosure Schedule;

          (j) KnowledgeWare suffers or permits the Collateral to be seized or taken in execution without the consent of Sterling;

          (k) KnowledgeWare fails to insure or keep insured the Collateral within the provisions of this Agreement and such failure is not cured within the cure period provided below;

          (l) KnowledgeWare suspends business other than suspension due to war or Acts of God which continue for a period not to exceed seven
               (7) days;

          (m)  (i)    KnowledgeWare shall become insolvent or generally fail to
                      pay, or shall admit its inability or refusal to pay debts as they become due;

               (ii) KnowledgeWare shall apply for, consent to, or acquiesce in the appointment of a trustee, receiver or other custodian for KnowledgeWare or for its properties, assets, business or undertakings;

               (iii) any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, shall be commenced in respect to KnowledgeWare and, if filed involuntarily against KnowledgeWare, is not dismissed within ninety (90) days; or

               (iv) KnowledgeWare shall take any action to authorize, or in the furtherance of, any of the foregoing;

          (n) Any material guaranty of any or all of the KnowledgeWare's Obligations executed by any Guarantor in favor of Sterling shall at any time for any reason cease to be in full force and effect or shall be declared to be null and void by a court of competent jurisdiction, or the validity or enforceability thereof shall be contested or denied by any Guarantor, or any Guarantor shall deny that it, he or she has any further liability or obligation thereunder or any Guarantor shall fail to comply with or observe any of the terms, provisions or conditions contained in said

               Guaranty, and in the case of any of the foregoing, such event or failure is not cured within the cure period provided below;

          (o) Except as set forth in the Disclosure Schedule, any event shall occur or condition shall exist under any agreement or instrument relating to any debt owed by the KnowledgeWare in excess of $100,000 and shall continue after the applicable grace period, if any, specified in such agreement or instrument if the effect of such nonpayment, other condition or conditions is to accelerate, or permit the acceleration of, the maturity of such debt for any reason whatsoever;

          (p) (i) Any person or entity becomes the beneficial owner of forty-five (45%) percent or more of the voting shares of any class of capital stock of the KnowledgeWare or (ii) the election as a director of the KnowledgeWare of any person not nominated by the Board of Directors of the KnowledgeWare for such position. For purposes of this Section 7.1(p), a person or entity shall be deemed to have "beneficial ownership" with respect to and shall be deemed to "beneficially own" any securities of the KnowledgeWare in accordance with Section 13 (or any successor provision) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules promulgated by the Securities and Exchange Commission thereunder, provided that a person or entity shall be deemed to have beneficial ownership of all securities that any such person or entity has a right to acquire, whether such right is exercisable immediately or only after the passage of time and without regard to the 60-day limitation referred to in Rule 13d-3.

          (q) there shall occur a "reportable event" with respect to any Plan, or any Plan shall be subject to termination proceedings (whether voluntary or involuntary) and there shall result from such "reportable event" or termination proceedings a liability of KnowledgeWare to PBGC which in the opinion of Sterling will have a Material Adverse Effect.

          (r) KnowledgeWare is in default under the terms of any of the Other Agreements beyond the applicable Cure Periods therein.

     Notwithstanding the foregoing, there shall be no Event of Default as to (c) above unless such default shall not be cured within one (1) day after written notice thereof to the KnowledgeWare by Sterling or five (5) days after such payment becomes due in accordance with the terms of any document evidencing same and there shall, be no Event of Default as to (k) or (n) above unless such default shall not be cured within thirty (30) days from the date of the event giving rise to the Default. Further there shall be no Event of Default as to (a) attributable to breaches of the following paragraphs of this Agreement unless such breach shall not be cured within thirty (30) days from the date of the event giving rise to the Default: the first and second sentences of Section 3.5, 3.8(f), and Sections 6.1(p)(q)(x).

     7.2  Rights of Sterling.  Upon the occurrence and during the continuance of
          ------------------
any Event of Default Sterling may:

          (a) declare all or any of the obligations immediately due and payable together with all court costs and all costs and expenses of repossession and collection activity, including, but not limited to, reasonable attorney's fees reasonably incurred;

          (b)  terminate the Line of Credit;

          (c) exercise any or all of the rights accruing to a secured party upon default by a debtor under the Uniform Commercial Code and any other applicable laws;

          (d) sell, lease or otherwise dispose of the Collateral at public or private sale;

          (e) at its sole election and without demand enter, with or without process of law, any premises where Collateral might be and, without charge or liability to Sterling therefor, do one or more of the following:

               (i) take possession of the Collateral and use or store it in said premises or remove it to such other place or places as Sterling may deem convenient;

               (ii) take possession of all or part of such premises and the Collateral and place a custodian in the exclusive control thereof until completion of enforcement, under the UCC or other applicable law, of Sterling's security interest in the Collateral or until Sterling's removal of the Collateral to such other place or places as Sterling may deem convenient;

               (iii) remain on such premises and use the same, together with KnowledgeWare's materials, supplies, books and records, for the purpose of liquidating or collecting such Collateral and conducting and preparing for disposition of such Collateral; and

               (iv) remove the same to such place or places as Sterling may deem convenient for the purpose of IBM Credit's using the same in connection with Sterling's liquidation and collection of such Collateral and to conduct and prepare for the disposition of such Collateral (and KnowledgeWare grants Sterling a security interest in all KnowledgeWare contract related material, supplies, books, and records for such purpose as those described above);

     provided that upon the occurrence of any Event of Default set forth in
     Section 7.1(m) all of the Obligations automatically shall become immediately due and payable together with all such costs and expenses.

     7.3  KnowledgeWare's Obligations.  Upon the occurrence and during the
          ---------------------------
continuance of an Event of Default, KnowledgeWare shall, if Sterling requests, assemble the Collateral and make it available to Sterling at a place or places to be designated by IBM Credit, KnowledgeWare recognizes that if KnowledgeWare fails to perform, observe or discharge any of its Obligations under this Agreement or the Other Agreements, no remedy at law will provide adequate relief to Sterling; therefore, KnowledgeWare agrees that Sterling shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages. All of Sterling's rights and remedies granted under this Agreement and Other Agreements are cumulative and non-exclusive.

     7.4  Waiver.  Upon the occurrence and during the continuance of an Event of
          ------
Default, KnowledgeWare waives and releases: any and all claims and causes of action which it may now or ever have against Sterling as a result of any possession, repossession, collection or sale by Sterling of any of the Collateral, notwithstanding the effect of such possession, repossession, collection or sale upon KnowledgeWare's business; all rights of redemption from any such sale; and the benefit of all valuation, appraisal and exemption laws. Sterling's only obligation in respect to its repossession, collection or sale of any Collateral is to act in a commercially reasonable manner. If Sterling seeks to take possession of any of the Collateral by replevin or other court process, KnowledgeWare hereby irrevocably waives any bonds, surety and security relating thereto required by any statute, court rule or otherwise as an incident to such possession and any demand for possession of the Collateral prior to the commencement of any suit or action to recover possession thereof.

     7.5  Extraordinary Cure Rights.  Notwithstanding any other provision hereof
          -------------------------
or of any Other Agreement or of any law to the contrary, Sterling shall not exercise any right or remedy (including without limitation any of the rights and remedies enumerated in this section 7 or in section 3.7 hereof) against or with respect to the Copyrights, Trademarks, Patents, its trade secrets or any other intellectual property of KnowledgeWare until an Event of Default hereunder shall exist and remain uncured for a period of 90 days after written notice of Sterling to KnowledgeWare of a Default; provided however, such Extraordinary Cure Rights shall not affect Sterling's rights, inter alia, in the Event of
                                                ----------
Default, to terminate the Line of Credit, accelerate the obligations and pursue its rights and remedies to recover against any other Collateral hereunder.

     8.  MISCELLANEOUS


     8.1  Termination.  This Agreement shall be effective until the first
          -----------
anniversary of the Closing Date, that is, August 31, 1995. The Line of Credit provided under this Agreement shall automatically renew itself from year to year thereafter unless terminated as hereinafter provided. This Agreement may be terminated by either party effective upon the anniversary of the Closing Date (the "Effective Date of Termination") by giving written notice of such termination at least ninety (90) days prior to such anniversary date by registered mail or certified mail addressed to the other party at the address provided for in this Agreement. KnowledgeWare shall not be relieved from any Obligations to Sterling until such time as all of the Obligations of KnowledgeWare shall have been indefeasibly paid in full. Upon the termination of this Agreement, all of KnowledgeWare's Obligations incurred under this Agreement, including all outstanding principal and accrued and unpaid interest under the Line of Credit Note shall be immediately due and payable in their entirety, even if they are not yet due under their terms, on the Effective Date of Termination. Sterling's rights under this Agreement and Sterling's security interest in the Collateral shall continue after termination of this Agreement until all of KnowledgeWare's Obligations to Sterling are indefeasibly paid in full. The covenants, warranties and representations of this Agreement shall survive termination of the Agreement. Notwithstanding any other provision hereof to the contrary, KnowledgeWare may, upon written notice, terminate this Agreement at any time by payment in full of all Obligations to Sterling without any prepayment penalty or premium. Immediately upon such payment in full of the Obligations, Sterling shall release and terminate all security interest created or existing hereunder or pursuant hereto.

     8.2  Collection.  KnowledgeWare agrees that checks and other instruments
          ----------
delivered to Sterling on account of KnowledgeWare's Obligations shall constitute conditional payment until such items are actually paid to Sterling. KnowledgeWare waives the right to direct the application of any and all payments hereafter received by Sterling on account of KnowledgeWare's Obligations. KnowledgeWare agrees that Sterling shall have the continuing exclusive right to apply and reapply any such payments in such manner as Sterling may deem advisable notwithstanding any entry by Sterling upon any of its books and records.

     8.3  Demand, Etc.  KnowledgeWare waives to the extent permitted by law:
          ------------

          (a)  demand, protest and all notices of protest, default or dishonor;

          (b)  all notices of payment and non-payment;

          (c)  all notices required by law; and

          (d) except as otherwise specifically provided for in this Agreement, all notices of default, non-payment at maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranty as at any time held by Sterling on which KnowledgeWare may, in any way, be liable and KnowledgeWare hereby ratifies and confirms whatever Sterling may do in that regard.

     8.4  Additional Obligations.  Sterling, without waiving or releasing any
          ----------------------
Obligation or Default of KnowledgeWare, may perform any Obligations of KnowledgeWare that KnowledgeWare shall fail to perform. Sterling may, at any time or times hereafter, but shall be under no obligation so to do, pay, acquire or accept any assignment of any security interest, lien, encumbrance or claim against the Collateral asserted by any person. All sums paid by

Sterling in performing in satisfaction or on account of the foregoing and any expenses, including reasonable attorney's fees actually incurred, court costs, and other charges relating thereto, shall be a part of the Obligations, payable on demand and secured by the Collateral.

     8.5  Indemnification.  KnowledgeWare hereby agrees to indemnify and hold
          ---------------
harmless Sterling against all loss or liability relating, directly or indirectly, to any of the activities of the KnowledgeWare or its predecessors in interest, to the execution, delivery or performance of this Agreement or the Other Agreements or the consummation of the transactions contemplated hereby or thereby or to any of the Collateral. Notwithstanding the foregoing, KnowledgeWare shall not be obligated to indemnify Sterling for any loss or liability which is the direct result of Sterling's gross negligence or willful misconduct. The indemnity provided herein shall survive this Agreement.

     8.6  Alterations/Waiver.  In the event that Sterling at any time or from
          ------------------
time to time dispenses with any one or more of the Obligations specified in this Agreement or any of the Other Agreements, such dispensation may be revoked by Sterling at any time and shall not be deemed to constitute a waiver of any such Obligation subsequent thereto, Sterling's failure at any time or times to require strict performance by KnowledgeWare of any Obligations shall not waive, affect or diminish any right of Sterling thereafter to demand strict compliance and performance. Any waiver by Sterling of any Default by KnowledgeWare under this Agreement or any of the Other Agreements shall not waive or affect any other Default by KnowledgeWare under this Agreement or any of the Other Agreements, whether such Default is prior or subsequent to such other Default and whether of the same or a different type. None of the Obligations of KnowledgeWare contained in this Agreement or the Other Agreements and no Default by KnowledgeWare shall be deemed waived by Sterling unless such waiver is in writing signed by an authorized representative of Sterling and delivered to KnowledgeWare.

     8.7  Notices.  Except as otherwise expressly provided herein, any notice
          -------
required or desired to be served, given or delivered hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered (i) three (3) Business Days after deposit in the United States mails, registered or certified return receipt with proper postage prepaid, (ii) when sent after receipt of confirmation or answer back if sent by telecopy, or other similar facsimile transmission, (iii) one Business Day after being deposited with a reputable overnight courier with all charges prepaid, or (iv) when delivered, if hand-delivered by messenger, all of which shall be properly addressed to the party to be notified and sent to the address or number indicated in Attachment B or to such other address or number as each party designates to the other in the manner herein prescribed.

     8.8  Severability.  Whenever possible, each provision of this Agreement or
          ------------
any of the Other Agreements shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any of the Other Agreements shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

     8.9  One Loan.  All loans and advances heretofore, now or hereafter made by
          --------
Sterling to KnowledgeWare under this Agreement or the Other Agreements shall constitute one loan secured by Sterling's security interests in the Collateral and by all other security interests, liens and encumbrances previously, presently or in the future granted by KnowledgeWare to Sterling or any assignor of Sterling.

     8.10 Additional Collateral.  All monies, reserves and proceeds received or
          ---------------------
collected by Sterling with respect to Accounts and other property of KnowledgeWare in possession of Sterling at any time or times hereafter are hereby pledged by KnowledgeWare to Sterling as security for the payment of KnowledgeWare's Obligations and may be held by Sterling (without interest to KnowledgeWare) until KnowledgeWare's obligations are paid in full or applied by Sterling on account of KnowledgeWare's Obligations. Sterling may release to KnowledgeWare such portions of such monies, reserves and proceeds as Sterling may from time to time determine, in its sole discretion.

     8.11 Offsets.  KnowledgeWare hereby waives any right of set-off it may have
          -------
against Sterling.

     8.12 Limitation of Liability.  Sterling shall not have any liability with
          -----------------------
respect to any special, indirect or consequential damages suffered by KnowledgeWare in connection with this Agreement, any Other Agreements or any claims in any manner related thereto.

     8.13 Time.  Time shall be of the essence hereof.
          ----

     8.14 Entire Agreement.  THIS AGREEMENT, TOGETHER WITH THE OTHER AGREEMENTS
          ----------------
AND ANY OTHER DOCUMENTS TO BE DELIVERED PURSUANT HERETO AND THERETO, CONSTITUTES THE ENTIRE AGREEMENT BETWEEN THE KNOWLEDGEWARE AND STERLING PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDES ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, WITH RESPECT TO THE SUBJECT MATTER HEREOF.

     8.15 Section Titles.  The Section titles used in this Agreement and the
          --------------
Other Agreements are for convenience only and do not define or limit the contents of any Section.

     8.16 Binding Effect.  This Agreement and the Other Agreements shall be
          --------------
binding upon and inure to the benefit of Sterling and KnowledgeWare and their respective successors and assigns, but KnowledgeWare shall have no right to assign this Agreement or any of the Other Agreements without the prior written consent of Sterling.

     8.17 Governing Law.  This Agreement and the Other Agreements and all
          -------------
transactions pursuant thereto shall be governed and controlled as to interpretation, enforcement, validity, construction, effect and in all other respects (including but not limited to, the legality of the interest charged to KnowledgeWare pursuant thereto) by the laws, statutes and decisions of the State of Georgia. KnowledgeWare, in order to induce Sterling to accept this Agreement and the Other Agreements, agrees that all actions or proceedings arising directly or indirectly in connection with this Agreement or the Other Agreements may be litigated, at Sterling's sole discretion and election, in courts having situs within the state where Sterling's place of business is located. KnowledgeWare hereby consents and submits to the Jurisdiction of any local, state or federal court located within such state, KnowledgeWare hereby waives any right it may have to transfer or change the venue of any litigation brought against it by Sterling in accordance with this Section.

     8.18 Usury Savings Clause.  It is the intent of Sterling and KnowledgeWare
          --------------------
and all other parties to this Agreement and other documents to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between Sterling or any other holder hereof and KnowledgeWare (or any other party liable with respect to any indebtedness under this Agreement and Other Documents) are hereby limited by the provisions of this Section, which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment, default, demand for payment, or acceleration of the maturity of any obligation), shall the interest taken, reserved, contracted for, charged or received under this Agreement or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this Section and such document shall be automatically reformed and the interest payable shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If the holder hereof shall ever receive anything of value which is characterized as interest under applicable law and which would apart from this provision be in excess of the maximum lawful amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the indebtedness evidenced hereby in the inverse order of its maturity and not to the payment of interest, or refunded to KnowledgeWare or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal. The right to accelerate maturity of this Agreement or any other indebtedness does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and the holder hereof does not intend to charge or receive any unearned interest in the event of acceleration. All interest paid or agreed to be paid to the holder hereof shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of such indebtedness so that the amount of interest on account of such indebtedness does not exceed the maximum nonusurious amount permitted by applicable law. As used in this Section, the term "applicable law" shall mean the laws of the State of Georgia or the federal laws of the United States, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

     KNOWLEDGEWARE AND STERLING, BY ACCEPTING THIS AGREEMENT, EACH AGREE AND STIPULATE THAT THE ONLY CHARGE IMPOSED UPON KNOWLEDGEWARE FOR THE USE OF MONEY IN CONNECTION WITH THIS AGREEMENT IS AND SHALL BE THE INTEREST DESCRIBED IN
SECTION 2.3 OF THIS AGREEMENT, AND FURTHER AGREE AND STIPULATE THAT ALL OTHER CHARGES

IMPOSED BY STERLING ON KNOWLEDGEWARE IN CONNECTION WITH THIS AGREEMENT AND THE LOAN EVIDENCED HEREBY, INCLUDING WITHOUT LIMITATION, ALL DEFAULT CHARGES, LATE CHARGES AND ATTORNEYS' FEES, ARE CHARGES MADE TO COMPENSATE STERLING FOR UNDERWRITING OR ADMINISTRATIVE SERVICES AND COSTS OR LOSSES PERFORMED OR INCURRED, AND TO BE PERFORMED OR INCURRED, BY STERLING IN CONNECTION WITH THIS AGREEMENT AND SHALL UNDER NO CIRCUMSTANCES BE DEEMED TO BE CHARGES FOR THE USE OF MONEY PURSUANT TO OFFICIAL CODE OF GEORGIA ANNOTATED SECTION 7-4-2 OR SECTION 7-4-18. ALL CHARGES OTHER THAN CHARGES FOR THE USE OF MONEY SHALL BE FULLY EARNED AND NON-REFUNDABLE WHEN DUE.


KNOWLEDGEWARE AND STERLING HEREBY IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING IN WHICH STERLING AND KNOWLEDGEWARE ARE PARTIES.

IN WITNESS WHEREOF, the duly authorized representatives of KnowledgeWare have executed and delivered this Agreement as of the date set forth below.

Date:  August 31, 1994

KNOWLEDGEWARE, INC.


By: /s/ Richard M. Haddrill
   -------------------------------------
Printed Name:  Richard M. Haddrill
Title:  Executive Vice President


ATTEST: /s/ Rick W. Gossett
       ---------------------------------
            (Asst. Secretary)


ACCEPTED this 31st day of August, 1994, at Sterling's place of business specified at the beginning of this Agreement.

                              STERLING SOFTWARE, INC.


                              By: /s/ Vicki L. Hill
                                 ----------------------------------
                              Printed Name:  Vicki L. Hill
                              Title: Vice President, Treasurer
eileens/011074.1/S

              ATTACHMENT A TO AMENDED AND RESTATED REVOLVING LOAN
                             AND SECURITY AGREEMENT

                         EXECUTED AS OF AUGUST 31, 1994

KnowledgeWare'S NAME: KnowledgeWare, Inc., a Georgia corporation

1.   A/R Revolver Credit Line Fees, Rates and Repayment Terms:

     (a) Borrowing Base Valuation Percentage: 168%;

     (b) Other Charges: $1,500.00 per month;

     (c) Revolver Financing Charge: Prime Rate plus 1.25%;

     (d) Delinquency Fee Rate: Prime Rate plus 6.50%.

2.   Documentation Requirements

     (a) Listing of all creditors providing accounts receivable financing to KnowledgeWare;

     (b) Business Plan that includes at a minimum 1) monthly sales projections for a minimum of 12 months 2) Pro Forma Financial Statement* including balance sheet and cash flow statements for the next 2 fiscal year ends, and 3) rationale for extraordinary increase or decrease in sales, margins or profit.

*Financial Statements must include consolidated and consolidating statements.

3.   Financial Covenants:

3.1. Definitions: The following terms shall have the following respective meanings in this Agreement. All amounts shall be determined in accordance with generally accepted accounting principles (GAAP).

     Current shall mean within the on-going twelve month period.

     Current Assets shall mean assets that are cash or expected to become cash within the on-going twelve months.

     Current Liabilities shall mean payment obligations resulting from past or current transactions that require settlement within the on-going twelve month period. Current Ratio shall mean Current Assets divided by Current Liabilities.

     Long Term shall mean beyond the on-going twelve month period.

     Long Term Assets shall mean assets that take longer than a year to be converted to cash. They are divided into four categories: tangible assets, investments, intangibles and other.

     Long Term Debt shall mean payment obligations of indebtedness which mature more than twelve months from the date of determination, or mature within twelve months from such date but are renewable or extendible at the option of the debtor to a date more than twelve months from the date of determination.

     Net Profit after Tax shall mean Revenue plus all other income, minus all costs, including applicable taxes.

     Net Operating Income shall mean Net Profit after Tax calculated without deduction for taxes and interest and after eliminating therefrom all extraordinary items of gain or loss.

     Revenue shall mean the monetary expression of the aggregate of products or services transferred by an enterprise to its KnowledgeWares for which said KnowledgeWares have paid or are obligated to pay, plus other income as allowed.

     Subordinated Debt shall mean KnowledgeWare's indebtedness to creditors other than Sterling, KnowledgeWare's payment of which has been subordinated to Sterling by said other creditors in a written and executed agreement between Sterling and said other creditors.

     Total Assets shall mean the total of Current Assets and Long Term Assets.

     Total Liabilities shall mean the Current Liabilities and Long Term Debt less Subordinated Debt, resulting from past or current transactions, that require settlement in the future. Total Net Worth (the amount of owner's or stockholder's ownership in an enterprise) is equal to Total Assets minus Total Liabilities.

     Working Capital shall mean Current Assets minus Current Liabilities.

3.2. KnowledgeWare will be required to maintain the following financial ratios and amounts:

     (a) KnowledgeWare shall not (i) cause or permit Net Operating Income at the end of each of any two consecutive fiscal quarters (excluding the quarter ending September 30, 1994), with each quarter standing alone, to be less than $1.00, nor, (ii) as of the end of any fiscal quarter (excluding the quarter ending September 30, 1994), incur losses on Net Operating Income of more than $4,000,000 for such quarter and, cumulatively, all prior fiscal quarters (other than the quarter ending September 30, 1994) of the then current fiscal year.

     (b) Ratio of Total Liabilities to Net Worth greater than zero and equal to or less than 2 at all times;

     (c) KnowledgeWare's ratio of Current Assets to Current Liabilities at the end of any fiscal quarter shall not be less than .55.

4.  Non Financial Covenants:

     Monthly Collateral Report: KnowledgeWare shall, by the 15th day of each month or as otherwise agreed in writing, furnish Sterling with a Monthly Collateral Report, the requirements of which will be set forth by Sterling, and which will include, but not be limited to, a summarization of KnowledgeWare's Eligible Accounts. In addition, KnowledgeWare shall submit the following reports which shall be included as attachments to the Monthly Collateral Report:

     (a) Accounts Receivable Report - this report will disclose the amounts and aging of all of KnowledgeWare's Accounts;

     (b) Accounts Payable Report - this report will disclose the amounts and aging of all of KnowledgeWare's accounts payable;

     (c) Additional Collateral Report - this report will list any other collateral, if any, which may be required by Sterling.

     (d) Monthly End-User Report - a report from the governmental entities referred to in Section 3.3(d) of this Agreement which (i) indicates the payment status of each Person's invoice payable by such governmental entity, which reflects sales or licenses by KnowledgeWare's account debtors to such governmental entities and (ii) cross-references the KnowledgeWare's invoice to its account debtor.

Upon Sterling's request, KnowledgeWare shall also submit to Sterling the name, address and telephone number of each of its Account Debtor's primary contacts for each Account listed on the Accounts Aging Report.

5.   Lockbox Information:     6.    Sterling Account Information:

KnowledgeWare, Inc.                 First National Bank of Boston
98 Annex 388                        Boston, Massachusetts
Atlanta, GA 30398-0388              Routing/ABA#: 011000390
                                    Acct#: 53086631

7.   Uniform Commercial Code:

     The Uniform commercial Code in effect from time to time in the State of Georgia will apply to this Agreement.

8.   Additional Collateral Requirements:

     KnowledgeWare will provide a ratification of Collateralized Guarantees from domestic subsidiaries and will use commercially reasonable efforts to provide Corporate Guarantees from foreign subsidiaries within sixty (60) days after Closing.

             ATTACHMENT B TO REVOLVING LOAN AND SECURITY AGREEMENT
                           EXECUTED ON JUNE 23, 1994


1. The address of Sterling's place of business where Notices should be delivered:

     8080 N. Central Expressway, Suite 1100
     Dallas, TX 75206
     Attention:  Vicki L. Hill, Vice President, Treasurer

2. The exact corporate name of KnowledgeWare as it appears in its certificate of incorporation is as follows:

     KnowledgeWare, Inc.

3. The address of KnowledgeWare's principal place of business and chief executive office:

     Street Address:  3340 Peachtree Road, NE
                      Suite 1100
                      Atlanta, GA 30326
     County:          Fulton

3(a) The address of each of KnowledgeWare's domestic subsidiaries' principal place of business, chief executive office and locations of any and all Collateral of such subsidiary:

     Name of Subsidiary:  IWK Corporation
     Street Address:      c/o Corporation Trust Company
                          Corporate Trust Center
                          1209 Orange Street
                          Wilmington, Delaware 19801
     County:              New Castle


     Name of Subsidiary:  KnowledgeWare Worldwide, Inc.
     Street Address:      3340 Peachtree Road, NE
                          Suite 1100
                          Atlanta, GA  30326
     County:              Fulton

     Name of Subsidiary:  Matesys Corp.
     Street Address:      3340 Peachtree Road, NE
                          Suite 1100
                          Atlanta, GA  30326
     County:              Fulton

     Name of Subsidiary:  KnowledgeWare International, Inc.

     Street Address:      3340 Peachtree Road, NE
                          Suite 1100
                          Atlanta, GA 30326
     County:              Fulton

3(b) The address of each of KnowledgeWare's foreign subsidiaries' principal place of business and chief executive office:

     KnowledgeWare, BVBA
     Avenue Mercel Thiry 204
     1200 Brussels, Belgium

     KnowledgeWare, SARL
     43-47 Avenue de la Grande Armee
     75016 Paris, France

     KnowledgeWare GmbH
     Theodor-Heuss-Strasse 11
     70174 Stuttgart, Germany

     KnowledgeWare, S.r.l.
     Via Ludovisi, 35
     c/o Ripa Residence
     00187 Rome, Italy

     KnowledgeWare BV
     Varrolaan 100
     3584 BW Utrecht, Netherlands
     P. O. Box 3101
     3502 GC Utrecht, Netherlands

     KnowledgeWare LDA
     Praca Nuno Rodrigues dos Santos, 7
     1600 Lisbon, Portugal

     KnowledgeWare AB
     Kammakargatan 7, 5th Floor
     P. 0. Box 3143
     10362 Stockholm, Sweden

     KnowledgeWare SA
     Pasco de la Castellana 93,4
     "Wingdings"
     28046 Madrid, Spain

     KnowledgeWare, UK Ltd.
     Centre Point Floor 31
     103 New Oxford St.
     London WCLA IRD UK

     KnowledgeWare Vertriebs GmbH
     Mariahilfer Str. 121 b
     1060 Vienna, Austria

     KnowledgeWare AG
     ATAG Informstik AG
     Neumettstrasse 7
     8953 Deitikon, Switzerland

     KnowledgeWare Pacific Pyt. Ltd.
     321 Kent St., Sydney NSW
     Australia 2000
     GPO Box 2646, Sydney NSW 2001

     KnowledgeWare Far East
     1 Pedder Street Central Blvd., 11th Floor
     Central, Hong Kong

     KnowledgeWare Denmark A/S
     Slotsmarken 18
     DK-2970 Horsholm
     Denmark

     KnowledgeWare Pacific NZ Limited
     Level 16 BNZ Centre
     1 Willis Street
     Wellington, New Zealand

     Matesys Mathematic Systems, S.A.
     KnowledgeWare, SARL
     43-47 Avenue de la Grande Armee
     75016 Paris, France

4. The address of KnowledgeWare's place of business where Notices should be delivered:

     KnowledgeWare, Inc.
     3340 Peachtree Road, N.E.
     Suite 1100
     Atlanta, Georgia 30326
     Attention: Treasurer
     with a copy to:

     Hicks, Maloof & Campbell
     285 Peachtree Center Avenue, N.E.
     Marquis Two Tower, Suite 2200
     Atlanta, Georgia 30303
     Attention:  Charles E. Wilson, III

5.   Name of Guarantor and type of guaranty executed or to be executed:

IWK Corporation                                  Collateralized Guaranty
KnowledgeWare Worldwide, Inc.                    Collateralized Guaranty
Matesys Corp.                                    Collateralized Guaranty
KnowledgeWare International, Inc.                Collateralized Guaranty
KnowledgeWare, BVBA                              Corporate Guaranty
KnowledgeWare, SARL                              Corporate Guaranty
KnowledgeWare GmbH                               Corporate Guaranty
KnowledgeWare, S.r.l.                            Corporate Guaranty
KnowledgeWare BV                                 Corporate Guaranty
KnowledgeWare LDA                                Corporate Guaranty
KnowledgeWare AB                                 Corporate Guaranty
KnowledgeWare SA                                 Corporate Guaranty
KnowledgeWare, UK Ltd.                           Corporate Guaranty
KnowledgeWare Vertriebs GmbH                     Corporate Guaranty
KnowledgeWare AG                                 Corporate Guaranty
KnowledgeWare Pacific Pyt. Ltd.                  Corporate Guaranty
KnowledgeWare Far East                           Corporate Guaranty
KnowledgeWare Denmark A/S                        Corporate Guaranty
KnowledgeWare Pacific NZ Limited                 Corporate Guaranty
Matesys Mathematic Systems, S.A.                 Corporate Guaranty

6. The following is a list of entities affiliated or related to KnowledgeWare in any way and a description of such affiliation and/or relationship OR attach corporate organization chart to Attachment B:

     a.   Wholly-owned domestic subsidiaries of KnowledgeWare, Inc.:

               KnowledgeWare Worldwide, Inc.
               KnowledgeWare International, Inc.
               IWK Corporation

     b.   Foreign Subsidiaries wholly owned by KnowledgeWare, Inc.:

               Matesys Mathematic Systems, S.A.

     c.   Wholly-owned domestic subsidiary of Matesys Mathematic Systems, S.A.:

               Matesys Corp.

     d.  Wholly-owned foreign subsidiary of IWK Corporation:

               KnowledgeWare Export, Inc.

     e.  Wholly-owned foreign subsidiaries of KnowledgeWare Worldwide, Inc.:

               KnowledgeWare, BVBA
               KnowledgeWare, SARL
               KnowledgeWare GmbH
               KnowledgeWare, S.r.l.
               KnowledgeWare BV
               KnowledgeWare LDA
               KnowledgeWare AB
               KnowledgeWare SA
               KnowledgeWare, UK Ltd.
               KnowledgeWare Vertriebs GmbH
               KnowledgeWare AG
               KnowledgeWare Pacific Pyt. Ltd.
               KnowledgeWare Far East
               KnowledgeWare Denmark A/S
               KnowledgeWare Pacific NZ Limited

7. The following are all the locations in the United States where KnowledgeWare maintains any Collateral:


(a)  Street Address:       3340 Peachtree Road, NE
                           Suite 1100
                           Atlanta, GA
     County:               Fulton

(b)  Street Address:       Concourse Corporate Center V
                           Five Concourse Parkway
                           Suite 1800
                           Atlanta, GA 30328-5350
     County:               Fulton

(c)  Street Address:       3353 Peachtree Road, NE
                           Suite M-10
                           Atlanta, GA 30326
     County:               Fulton

(d)  Street Address:       3375 Button Gwinnett Drive
                           Suite 400
                           Doraville, GA 30340-3148

     County:               Gwinnett

(e)  Street Address:       620 Newport Center Drive
                           Suite 1100
                           Newport Beach, CA 92660-8011
     County:               Orange

(f)  Street Address:       303 Twin Dolphin Drive
                           Suite 510
                           Redwood City, CA 94065-1417
     County:               San Mateo

(g)  Street Address:       5445 DTC Parkway
                           Panthouse 4
                           Englewood, CO 80111-3059
     County:               Arapahoe

(h)  Street Address:       O'Hare International Center II
                           10255 W. Higgins Road
                           Suite 700
                           Rosemont, IL 60018-5614
     County:               Cook

(i)  Street Address:       Ten Post Office Square
                           Suite 600, South
                           Boston, MA 02109
     County:               Essex

(j)  Street Address:       39555 Orchard Hill Place
                           Suite 450
                           Novi, MI 48375-5379
     County:               Wayne

(k)  Street Address:       Carlson Center
                           601 Lakeshore Pkwy.
                           10th Floor
                           Minnetonka, MN 55305-5207
     County:               Hennipin

(1)  Street Address:       12400 Olive Boulevard
                           Suite 555
                           St. Louis, MO 63141-5439
     County:               St. Louis

(m)  Street Address:       89 Headquarters Plaza
                           North Tower, 14th Floor

                           Morristown, NJ 07960
     County:               Morris

(n)  Street Address:       Princeton Forrestal Village
                           116 Village Blvd.
                           Princeton, NJ 08540
     County:               Middlesex

(o)  Street Address:       666 Fifth Avenue, 37th Floor
                           New York, NY 10103-3798
     County:               New York

(p)  Street Address:       65 East State Street
                           Suite 1000
                           Columbus, OH 43215
     County:               Franklin

(q)  Street Address:       1001 SW Fifth Avenue
                           Suite 1100
                           Portland, OR 97204-1127
     County:               Multnosah

(r)  Street Address:       Centre Square, East Tower
                           1500 Market Street, 12th Floor
                           Philadelphia, PA 19102-2101
     County:               Philadelphia

(s)  Street Address:       One Galleria Tower
                           13355 Noel Road, Suite 500
                           Dallas, TX 77057-1990
     County:               Dallas

(t)  Street Address:       One Riverway, Suite 1700
                           Houston, TX 77056-1990
     County:               Harris

(u)  Street Address:       1650 Tyson Boulevard
                           Suite 800
                           McLean, VA 22102-3915
     County:               Fairfax

(v)  Street Address:       777 108th Avenue, NE
                           Bellevue, WA 98004-5118
     County:               King

(w)  Street Address:       200 West Lowe

                           Fairfield, IA 50551
     County:               Jefferson

8. The following are all the places of business of KnowledgeWare in the United States not identified above:


(a)  Street Address:    NONE
                    -----------------------------------------------------------
     County:
            -------------------------------------------------------------------
     City, State, Zip code:
                           ----------------------------------------------------
     Collateral Located Here
                             ----------------- (Yes) ------------------- (No)
     If Yes, identify Collateral
                                -----------------------------------------------

(b)  Street Address:
                    -----------------------------------------------------------
     County:
            -------------------------------------------------------------------
     City, State, Zip code:
                           ----------------------------------------------------
     Collateral Located Here
                             ----------------- (Yes) ------------------- (No)
     If Yes, identify Collateral
                                -----------------------------------------------

(c)  Street Address:
                    -----------------------------------------------------------
     County:
            -------------------------------------------------------------------
     City, State, Zip code:
                           ----------------------------------------------------
     Collateral Located Here
                             ----------------- (Yes) ------------------- (No)
     If Yes, identify Collateral
                                -----------------------------------------------

(d)  Street Address:
                    -----------------------------------------------------------
     County:
            -------------------------------------------------------------------
     City, State, Zip code:
                           ----------------------------------------------------
     Collateral Located Here
                             ----------------- (Yes) ------------------- (No)
     If Yes, identify Collateral
                                -----------------------------------------------

9. For purposes of this Agreement Permitted Liens and Permitted Prior Liens shall mean:

     (a) The rights of Bank, if any, under the lockbox agreement approved by Sterling;

     (b) (i) Liens for taxes not yet delinquent and (ii) attachment or judgment liens individually or in the aggregate not in excess of One Hundred Thousand Dollars ($100,000) (exclusive of (A) any amounts that are duly bonded to the satisfaction of Sterling or (B) any amount fully covered by insurance as to which the insurance company has acknowledged its obligation to pay such judgment in full;

     (c) Liens of carriers, warehousemen, mechanics, laborers, and materialmen arising by operation of law or otherwise, not waived in connection herewith, for amounts that are not yet due and payable or being contested in good faith by appropriate proceedings promptly instituted and diligently conducted if an adequate reserve or other appropriate provisions shall have been made therefor as required to be in conformity with GAAP and an adverse determination in such proceedings could not have a Material Adverse Effect;

     (d) Liens incurred in the ordinary course of business in connection with worker's compensation and unemployment insurance;

     (e) Easements, rights-of-way, restrictions, and other similar encumbrances on the use of real property which do not interfere with the ordinary conduct of the business of such KnowledgeWare, or Liens incidental to the conduct of the business of such KnowledgeWare or to the ownership of its properties which were not incurred in connection with the Obligations and which do not in the aggregate materially detract from the value of such properties or materially impair their use in the operation of the business of KnowledgeWare;

     (f) Purchase money security interests granted by KnowledgeWare on equipment purchases or identifiable cash proceeds from the sale of property subject to such purchase money security interests;

     (g) The rights of any Person to any intellectual property owned by such Person and licensed to KnowledgeWare;

     (h)  Liens of any Person in property which is or becomes fixtures.